NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 01, 2026, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of Sila Realty Trust, Inc. and Sunshine Holding REIT LLC, a wholly owned subsidiary of Sunshine Ultimate Parent LLC, which is an affiliate of private real estate funds managed by affiliates of Blue Owl Real Estate Capital LLC became effective on July 1, 2026. Each share of Common Stock of Sila Realty Trust, Inc. was converted into USD 30.38 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 01, 2026.